Exhibit 5.10

CONSENT OF GRD MINPROC (PTY) LTD.

The undersigned hereby consents to reference to the our name included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation with the United States Securities and Exchange Commission in connection with (1) the report evaluating the Essakane Gold Project in Burkina Faso entitled “IAMGOLD Corporation: Updated Feasibility Study Essakane Project, Burkina Faso”, effective June 3, 2008, re-addressed March 3, 2009 (the “Essakane Report”); and (2) the annual information form of the Corporation dated March 28, 2011, which includes reference to our name in connection with information relating to the Essakane Report and the properties described therein.

Date: June 30, 2011

GRD Minproc (Pty) Ltd.

/s/ Colin Gilbert Kubank
By: Colin Gilbert Kubank Title: Managing Director